SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  August 16, 1996

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado              0-17267              84-1095959
(State or other          (Commission         (I.R.S. Employer
jurisdiction             File Number)         Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado             80202
(address of principal executive offices)                (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

On August 15, 1996, Mallon Resources Corporation (the "Company") issued a press release, the text of which was as follows:

Mallon Oil Company, a unit of Mallon Resources Corporation (Nasdaq:
"MLRC"), announced a second quarter 1996 net loss after payment of preferred dividends of $616,000 ($0.08 per share) on revenues of $1,530,000. Comparable amounts for the second quarter 1995 were a net loss of $352,000 ($0.05 per share) on revenues of $1,660,000. The Company also reported a net loss after payment of preferred dividends for the six months ended June 30, 1996 of $1,271,000 ($.16 per share) on revenues of $2,941,000. The comparable amounts for the first six months of 1995 were a net loss after payment of preferred dividends of $1,006,000 ($0.13 per share) on revenues of $2,828,000.

Oil and gas sales decreased by $66,000 from the second quarter of 1995 due primarily to decreased oil production and a lower oil price in 1996. The oil decrease was offset by increased gas production and gas prices. Primarily contributing to the increased 1996 second quarter loss over the 1995 second quarter loss were increased mine operating and administration expenses due to the increased activities of Laguna Gold Company. Interest expense was also higher in 1996 due to higher outstanding loan balances.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon is headquartered in Denver, Colorado. The Company's common stock is listed on the Nasdaq's National Market System under the trading symbol "MLRC."

SIGNATURES

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Mallon Resources Corporation

August 16, 1996                    /s/ Roy Ross
                                _____________________________________
                                Roy K. Ross, Executive Vice President